NAME OF REGISTRANT
Franklin Templeton Limited Duration Income Trust
File No. 811-21357


EXHIBIT ITEM No. 77C: Submission of matters to vote of security holders.


FRANKLIN TEMPLETON LIMITED DURATION INCOME TRUST
MINUTES OF THE ANNUAL SHAREHOLDERS' MEETING

September 8, 2004


The Annual Shareholders' Meeting of Franklin Templeton Limited Duration Income Trust (the "Fund") was held on September 8, 2004 at 3:00 p.m. at the offices of the Fund, One Franklin Parkway, San Mateo, California 94403.

Steven Gray presided at the Meeting as Acting Chairman and Acting Secretary. Mr. Gray appointed Joyce L. Sanns to serve as Inspector of Election.

The reading of the "Notice of 2004 Annual Shareholders' Meeting" dated August 6, 2004 was waived. Mr. Gray indicated that the Notice of the Meeting and the accompanying Proxy Statement would be entered into the Minutes of the Meeting.

An alphabetical list of shareholders entitled to vote at the Meeting and the proxies which had been executed by the shareholders were then presented. The Inspector of Election reported that on the record date, July 8, 2004,there were 26,653,937.66 shares of the Fund issued, outstanding and entitled to vote at the Meeting, and that a majority of such shares were represented by proxy at the Meeting and there was the quorum needed to transact the business of the Meeting.

The Acting Chairman then called for voting on the matter set forth in the Proxy Statement. Ms. Sanns, then reported that the proposal passed and the voting was as follows:



1. Regarding the proposal to elect nominees for Trustees:


Trustees	          Shares
			     For                % of Outstanding Shares
Frank H. 		23,347,893.308			87.596%
Harris J. 		23,358,188.308			87.635%
Martin L.		23,358,188.308			87.710%
Ashton
Martin L.
Flanagan


There being no further business to come before the Meeting, upon motion duly made, seconded and carried, the Meeting was adjourned.



Dated:  September 8, 2004

/s/ Steven Gray
Steven Gray

Acting Secretary